CONTACT:  William Johnson, CEO/President
FOR IMMEDIATE RELEASE
March 2, 2009 5:00 p.m.

Decorator Industries Reports Fourth Quarter 2009 Results

Decorator Industries, Inc. (AMEX-DII), a leading supplier of interior furnishings for the hospitality, healthcare, manufactured housing (“MH”) and recreational vehicle (“RV”) industries, today reported its operating results for the fourth quarter and year ended January 2, 2010.

For the fourth quarter of 2009, Decorator reported a net loss of $911,922, which included a one time pre-tax charge of $546,783 for the impairment of goodwill related to the acquisition of Superior Drapery in June 2007. In the fourth quarter of 2008, Decorator reported a net loss of $642,120, which included a one time pre-tax charge of $321,523 related to the closing of certain facilities.

For the fiscal year 2009, Decorator reported a net loss of $3.0 million, which included pre-tax charges of $1.4 million related to the impairment of assets and the closing of additional facilities during the year. For the fiscal year 2008, Decorator reported a net loss of $2.6 million, which included pre-tax charges of $2.1 million related to the impairment of assets, the closing of certain facilities and an increase in the bad debt reserves.

Net sales for the fourth quarter of fiscal 2009 were $3.3 million, down 54% from $7.2 million for the same period a year ago. Net sales for the fiscal year 2009 were $18.6 million a decline of 53% from $39.6 million in the fiscal year 2008.

Sales to Hospitality customers decreased 66% to $1.4 million in the fourth quarter of 2009 from $4.1 million in the fourth quarter a year ago. For the fiscal year of 2009, Hospitality sales decreased by 45% to $9.8 million compared with $17.8 million in the fiscal year 2008.

Sales to MH customers decreased 28% to $1.1 million in the fourth quarter of fiscal 2009, compared with last year’s fourth quarter sales of $1.5 million. For the fiscal year 2009, MH sales decreased by 41%, to $5.0 million compared with $8.6 million for the fiscal year 2008. The Manufactured Housing Institute reported that industry shipments decreased about 27% from last year’s fourth quarter, resulting in an annual decrease of about 39% for the year 2009.

Sales to RV customers decreased 49% to $.8 million in the fourth quarter of fiscal 2009, compared with last year’s sales for the same period of $1.6 million.  For the fiscal year 2009, RV sales decreased 72% to $3.8 million compared with $13.3 million for the same period a year ago. Our quarterly and year to date RV sales were negatively impacted by our decision to exit the sewn goods segment of the RV market in the second quarter of 2009. The RV industry reported a 77% increase in total shipments from last year’s fourth quarter, with towable shipments increasing by 81% and motor home shipments increasing by 48%. Total RV industry shipments for 2009 were down by 30%, with towable shipments decreasing 27% and motor home shipments decreasing 53%.

Mr. Johnson, President, stated:

“The operating loss was caused by the 54% drop in sales for the quarter. The decline in sales offset the improvement in the gross profit margin and almost $1.2 million reduction in overhead costs compared to the fourth quarter of 2008. For the year we improved the gross profit margin by almost 15% and reduced overheads by over $3.8 million.

“Selling and administrative expenses decreased by over $1 million during the fourth quarter and $3 million for the year, excluding one time charges. Most of the cost savings came from reduced compensation, benefits, and other expenses related to the closing of facilities as well as reduced bad debt and commission expense.

“During 2009 we focused on improving our liquidity by raising $4 million, $1.4 million in May 2009 through the sale-leaseback of two facilities and $2.6 million by significantly lowering our inventory and receivable balances. In September 2009 we extended our loan with Wachovia through December 31, 2010 and we anticipate closing on a $2 million lending facility in March 2010 based on our accounts receivable. In addition, based on the recent change to net operating loss carryback rules we will be receiving a $1.2 million tax refund. We continue to work on selling the four vacant buildings carried on the balance sheet as assets held for sale.

We continue to see strong growth from the RV industry and are hopeful this is a beginning of the economic recovery. However, we know that to maintain any type of economic recovery will take sustained consumer confidence and an availability of consumer credit. Consumer confidence will remain challenged as long as unemployment remains high and there is uncertainty in the financial markets. Availability of consumer credit will be slow in recovering as smaller community and regional banks are now struggling with significant losses on commercial loans. We will continue to monitor our business strategy and make adjustments as market conditions dictate. Our management team clearly understands the challenges we face and is focused on increasing sales, eliminating costs and increasing our efficiencies. We believe in our markets and we believe in our ability to successfully return to profitability.”

Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards,  bedspreads, comforters,  pillows, cushions and cubicle curtains.  Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality industry.

(DIIG)

THE FIGURES ARE AS FOLLOWS

DECORATOR INDUSTRIES, INC
STATEMENTS OF EARNINGS

	For the Quarters Ended		For the Fiscal Year
	(Unaudited)		(Audited)
	January 2, 2010	January 3, 2009	2009	2008
Net Sales	$3,323,960	$7,215,562	$18,600,358	$39,617,182
Cost of Products Sold	2,726,604	5,949,345	15,091,872	33,109,093
Gross Profit	597,356	1,266,217	3,508,486	6,508,089

Selling and Administrative Expenses	1,839,792	2,644,614	7,633,421	2,644,614
Operating Loss	(1,242,437)	(1,378,397)	(4,124,935)	(4,481,330)

Other Income (Expense)
Interest, Investment and Other Income	5,728	13,556	25,364	60,670
Interest Expense	(48,214)	(43,279)	(151,989)	(142,797)
Loss Before Income Taxes	(1,284,922)	(1,408,120)	(4,251,560)	(4,563,457)
Provision for Income Taxes	(373,000)	(766,000)	(1,214,000)	(1,978,000)
Net Loss	$(911,922)	$(642,120)	$(3,037,560)	$(2,585,457)
LOSS PER SHARE
Basic	$(0.30)	$(0.22)	$(1.01)	$(0.88)
Diluted	$(0.30)	$(0.22)	$(1.01)	$(0.88)
Weighted Average Number of Shares Outstanding
Basic	3,054,319	2,939,220	3,004,467	2,934,530
Diluted	3,062,341	2,939,220	3,006,472	2,934,530

CONDENSED BALANCE SHEETS
(Audited)

	January, 2 2010	January, 3 2009
Cash and Equivalents	$156,171	$16,499
Accounts Receivable	1,164,669	2,214,256
Inventories	2,107,151	3,783,581
Income Taxes Receivable	1,215,000	-
Other Current Assets	366,047	524,879
Total Current Assets	5,009,038	6,539,215
Net Property and Equipment	6,424,880	8,570,067
Other Assets	4,736,749	5,037,527
Total Assets	$16,170,667	$20,146,809

Total Current Liabilities	$5,201,633	$6,132,116
Long-Term Debt	490,000	615,000
Deferred Taxes	-	-
Stockholders’ Equity	10,479,034	13,399,693
Total Liabilities and
Stockholders’ Equity	$16,170,667	$20,146,809